EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-50326, No. 333-38143, No. 033-59898, and No. 033-38138) pertaining to the Investment Incentive Plan of Fremont General Corporation of our report dated August 7, 2007, with respect to the financial statements of the Fremont General Corporation and Affiliated Companies Investment Incentive Plan included in this Annual Report on Form 11-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.
/s/ ARMANINO McKENNA LLP
San Ramon, California
June 30, 2008